Exhibit 99.2

BREITLING ENERGY CORPORATION ANNOUNCES A NEW FIELD DISCOVERY

Dallas, Texas – January 30, 2014 – Breitling Energy Corporation (OTC:BECC) (the “Company”) announced a New Field Discovery in Taylor County, Texas, about 10 miles north of Abilene, Texas. The Teaff #1 well discovered oil in the Lower Hope Lime at a depth of 2630’. A drill stem test recovered 1050’ of oil and 750’ of heavy oil cut mud along with 400’ of water. Initial swabbing tests produced oil at a rate of approximately 210 BOPD. Updated maps indicate the presence of four to five additional locations. We anticipate the Teaff #1 well will pump at a rate of approximately 110 BOPD. Surface facilities are currently being installed and oil sales are scheduled to begin by February 5, 2014.

“As the operator of this well, we are very pleased with these results. As we drill additional locations in the surrounding area in the upcoming months, we hope for similar findings said Chris Faulkner, Chief Executive Officer and President of Breitling Energy Corporation. “These results and this project are a nice addition to our overall operational growth plans.”

FORWARD-LOOKING STATEMENTS

Certain statements in this news release regarding future expectations, access to public capital markets, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as “forward-looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s periodic reports and other documents filed with the SEC. Actual results may vary materially.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties set forth in Company’s periodic reports and other documents filed with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Chris Faulkner

President & CEO

Breitling Energy Corporation

214-716-2600